AUGUST 18, 2005            COMPANY PRESS RELEASE       FLOWERS FOODS (NYSE: FLO)


          FLOWERS FOODS' SECOND QUARTER/FIRST HALF FISCAL 2005 RESULTS
                         AND FISCAL 2005 GUIDANCE UPDATE

THOMASVILLE, GA--Flowers Foods (NYSE: FLO) today reported diluted earnings per share of $.28 for its 12-week second quarter ended on July 16, 2005, an increase of 27% compared to $.22 per share reported for the second quarter of fiscal 2004. Net income for the second quarter of 2005 was $17.7 million, an increase of 18% over net income of $15.0 million for the second quarter of fiscal 2004. Sales for the second quarter increased 12.4% to $405.3 million from $360.7 million in sales reported for the second quarter of last year.

For the first half or 28-weeks ended July 16, 2005, the company reported diluted earnings per share of $.58, an increase of 38% compared to $.42 per share reported for the same period of fiscal 2004. Net income for the first half was $37.7 million, an increase of 31% over the net income of $28.7 million for the first half of the previous year. Sales for the first half increased 11.3% to $911.3 million from $818.5 million in sales reported for the second quarter of last year.

Commenting on the results, George E. Deese, president and chief executive officer of Flowers Foods, said, "The 12.4% increase in sales during the quarter shows how well we are capturing growth opportunities resulting from changes in the baking industry's competitive landscape. As the market continues to change, we anticipate further growth opportunities. For that reason, we are once again increasing our sales guidance for 2005. Our sales growth also requires us to accelerate plans to add new production capacity. While net income in the quarter benefited from the sales growth, we expect further improvements as we more fully integrate the new sales volume into our operations," Deese continued.

The 12.4% sales increase for the quarter resulted from a 5.9% unit volume increase, a 3.7% favorable product mix shift, and a 2.8% price increase. The Bakeries Group experienced double-digit volume growth in both Nature's Own soft variety bread and in branded white bread, with slight improvements in price and mix. The Specialty Group's double-digit sales increase was achieved with pricing and mix as the Mrs. Freshley's brand continues to gain traction in the mass merchandise, convenience store, and vending channels. The Specialty Group's sales growth was partially offset by the planned decrease in sales of contract manufactured items, a trend that is expected to continue for the remainder of the year.

Gross margin as a percentage of sales for the second quarter of 2005 improved to 50.0% compared to 49.5% in the second quarter of 2004. The sales increase offset higher packaging and energy costs as well as the start-up costs of the new bread production line in the company's Denton, Texas bakery. The volume increase of both retail and foodservice buns enabled the company to re-start idle production lines in Crossville, Tenn., and Miami.

Selling, marketing, and administrative cost as a percentage of sales was 40.2% for the second quarter of 2005 compared to 39.8% for the second quarter last year. The benefit of higher sales was offset by higher transportation expense as fuel costs increased and product was transported further to meet supply demands.

Depreciation and amortization were relatively flat compared to last year. Other income of $1.6 million was recognized from the favorable settlement of class action litigation related to high-fructose corn syrup purchases made by the company in prior years. Interest income from the distributor notes of $2.1 million was flat compared with last year, however, interest expense was incurred this year because the company has drawn on its credit facility, primarily to fund two large stock repurchases in each of the first two quarters. The 37% effective income tax rate for the quarter is slightly lower than the 38% effective rate the company expects for the full year. The income of the variable interest entity is eliminated entirely since the company has no equity ownership in the entity.

During the second quarter, the company acquired approximately 1.3 million shares of its common stock for $28.3 million, an average of $22.54 per share. Since inception of the stock repurchase plan in 2002 through the second quarter of 2005, the company has acquired approximately 8.8 million shares of its common stock for $166.4 million, an average of $18.91 per share. The plan authorizes the company to repurchase up to 11.3 million shares of common stock.

The diluted weighted average shares outstanding for the second quarter was 62.7 million shares. Accounting for share repurchases through the first half of the year, the company expects the diluted weighted average shares to be approximately 62.3 million for quarters three and four, and approximately 63.6 million for fiscal 2005.

The company is increasing its fiscal 2005 sales guidance and reaffirms its net income guidance as a percentage of sales. Sales are expected to be $1.675 billion to $1.70 billion, an increase of 8% to 10% over last year, with net income of 3.75% to 4.0% of sales. In addition, the company is increasing expected capital expenditures by $10 million to a range of $55 million to $60 million for fiscal 2005 as a result of the need to bring on production capacity sooner than expected. The company's guidance represents management's estimates and targets only and is subject to risks and uncertainties as referenced below.

The board of directors will consider the dividend at its regularly scheduled meeting. Any action taken will be announced following that meeting.

Flowers Foods will broadcast its quarterly conference call over the Internet at 10:30 a.m. (Eastern) August 18, 2005. Those wishing to participate should visit Flowers' Web site: www.flowersfoods.com. The conference call can be accessed by clicking on "Investor Center." The call also will be archived on the company's website.

COMPANY INFORMATION

Headquartered in Thomasville, Ga., Flowers Foods is one of the nation's leading producers and marketers of packaged bakery foods for retail and foodservice customers. Flowers operates 34 bakeries that produce a wide range of bakery products marketed throughout the Southeastern, Southwestern, and mid-Atlantic states via an extensive direct-store-delivery network and nationwide through other delivery systems. Among the company's top brands are Nature's Own, Cobblestone Mill, Sunbeam, BlueBird, and Mrs. Freshley's. For more information, visit www.flowersfoods.com.

FORWARD-LOOKING STATEMENTS

Statements contained in this press release and certain other written or oral statements made from time to time by the company and its representatives that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to current expectations regarding the company's future financial condition and results of operations and are often identified by the use of words and phrases such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will," "would," "is likely to," "is expected to" or "will continue," or the negative of these terms or other comparable terminology. These forward looking statements are based upon assumptions the company believes are reasonable. Forward-looking statements are based on current information and are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Certain factors that may cause actual results, performance, and achievements to differ materially from those projected may include, but are not limited to (a) unexpected changes in any of the following: (i) general economic and business conditions; (ii) the competitive setting in which the company operates, including changes in pricing, advertising or promotional strategies by the company or its competitors, as well as changes in consumer demand; (iii) interest rates and other terms available to the company on its borrowings; (iv) energy and raw materials costs and availability; (v) relationships with employees, independent distributors and third party service providers; and (vi) laws and regulations (including health-related issues), accounting standards or tax rates in the markets in which the company operates; (b) the loss or financial instability of any significant customer(s); (c) the company's ability to execute its business strategy, which may involve integration of recent acquisitions or the acquisition or disposition of assets at presently targeted values; (d) the company's ability to operate existing, and any new, manufacturing lines according to schedule; (e) the level of success the company achieves in developing and introducing new products and entering new markets;
(f) changes in consumer behavior, trends and preferences, including weight loss trends; (g) the company's ability to implement new technology as required; (h) the credit and business risks associated with independent distributors and customers that operate in the highly competitive retail food industry, including the amount of consolidation in that industry; (i) customer and consumer reaction to pricing actions; (j) existing or future governmental regulations resulting from the events of September 11, 2001, the military action in Iraq and the continuing threat of terrorist attacks that could adversely affect the company's business and its commodity and service costs; and (k) any business disruptions due to political instability, armed hostilities, incidents of terrorism or the responses to or repercussions from any of these or similar events or conditions. The foregoing list of important factors does not include all such factors nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the company (such as in our other filings with the Securities and Exchange Commission ("SEC") or in other company press releases) for other factors that may cause actual results to differ materially from those projected by the company. You should not place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law. You are advised, however, to consult any further public disclosures by the company (such as in our filings with the SEC or in company press releases) on related subjects.

Contact:
Jimmy M. Woodward, Senior VP and Chief Financial Officer, (229) 227-2266

Marta J. Turner, Senior VP/Corporate Relations, (229) 227-2348

                                  FLOWERS FOODS
--------------------------------------------------------------------------------
                        CONSOLIDATED STATEMENT OF INCOME
                     (000's omitted, except per share data)



                                                              FOR THE 12 -    For the 12 -   FOR THE 28 -    For the 28 -
                                                                WEEK            Week           WEEK            Week
                                                             PERIOD ENDED    Period Ended   PERIOD ENDED    Period Ended
                                                            -------------   -------------   -------------   -------------
                                                            JULY 16, 2005   July 17, 2004   JULY 16, 2005   July 17, 2004
                                                            -------------   -------------   -------------   -------------
Sales                                                       $     405,300   $     360,686   $     911,340   $     818,525
Materials, supplies, labor and other production costs             202,511         181,974         455,275         410,028
Selling, marketing and administrative expenses                    163,024         143,386         367,015         329,820
Depreciation and amortization                                      13,427          12,597          31,167          29,499
Other income                                                       (1,591)              0          (1,591)              0
                                                            -------------   -------------   -------------   -------------
Income from continuing operations before interest,
   income taxes and minority interest (EBIT)                       27,929          22,729          59,474          49,178

Interest income, net                                                1,396           1,916           3,493           4,593
                                                            -------------   -------------   -------------   -------------
Income from continuing operations before income taxes
 and minority interest (EBT)                                       29,325          24,645          62,967          53,771

Income tax expense                                                 10,843           9,363          24,113          20,137
                                                            -------------   -------------   -------------   -------------
Income from continuing operations before minority interest         18,482          15,282          38,854          33,634
Minority interest in variable interest entity                        (825)           (324)         (1,200)         (1,466)
                                                            -------------   -------------   -------------   -------------
Income from continuing operations                                  17,657          14,958          37,654          32,168
Discontinued operations, net of tax                                     0               0               0          (3,486)
                                                            -------------   -------------   -------------   -------------
Net income                                                  $      17,657   $      14,958   $      37,654   $      28,682
                                                            =============   =============   =============   =============

Per share amounts:
  Income from continuing operations                         $        0.28   $        0.22   $        0.58   $        0.47

  Discontinued operations                                            0.00            0.00            0.00           (0.05)
                                                            -------------   -------------   -------------   -------------
  Net income                                                $        0.28   $        0.22   $        0.58   $        0.42
                                                            =============   =============   =============   =============

  Diluted weighted average shares outstanding                      62,705          67,569          64,488          67,932
                                                            =============   =============   =============   =============


                                  FLOWERS FOODS
--------------------------------------------------------------------------------
                                SEGMENT REPORTING
                                 (000's omitted)


                                                     FOR THE 12 -   For the 12 -     FOR THE 28 -   For the 28 -
                                                     WEEK PERIOD     Week Period     WEEK PERIOD        Week
                                                        ENDED           Ended           ENDED       Period Ended
                                                    -------------   -------------   -------------   -------------
                                                    JULY 16, 2005   July 17, 2004   JULY 16, 2005   July 17, 2004
                                                    -------------   -------------   -------------   -------------
Sales:
   Flowers Bakeries Group                           $     319,929   $     285,061   $     716,603   $     642,207
   Flowers Specialty Group                                 85,371          75,625         194,737         176,318
                                                    -------------   -------------   -------------   -------------
                                                    $     405,300   $     360,686   $     911,340   $     818,525
                                                    =============   =============   =============   =============

EBITDA from Continuing Operations:
   Flowers Bakeries Group                           $      39,278   $      35,571   $      83,282   $      78,920
   Flowers Specialty Group                                  8,719           5,662          21,646          15,770
   Flowers Foods                                           (6,641)         (5,907)        (14,287)        (16,013)
                                                    -------------   -------------   -------------   -------------
                                                    $      41,356   $      35,326   $      90,641   $      78,677
                                                    =============   =============   =============   =============

Depreciation and Amortization:
   Flowers Bakeries Group                           $      10,627   $      10,119   $      25,020   $      23,464
   Flowers Specialty Group                                  2,752           2,600           6,095           6,185
   Flowers Foods                                               48            (122)             52            (150)
                                                    -------------   -------------   -------------   -------------
                                                    $      13,427   $      12,597   $      31,167   $      29,499
                                                    =============   =============   =============   =============

EBIT from Continuing Operations:
   Flowers Bakeries Group                           $      28,651   $      25,452   $      58,262   $      55,456
   Flowers Specialty Group                                  5,967           3,062          15,551           9,585
   Flowers Foods                                           (6,689)         (5,785)        (14,339)        (15,863)
                                                    -------------   -------------   -------------   -------------
                                                    $      27,929   $      22,729   $      59,474   $      49,178
                                                    =============   =============   =============   =============

                                  FLOWERS FOODS
--------------------------------------------------------------------------------
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (000's omitted)

                                                                          JULY 16, 2005
                                                                          -------------
ASSETS
-------------------------------------------------------------------
     Cash and Cash Equivalents                                            $      15,425

     Other Current Assets                                                       225,326

     Property, Plant & Equipment, net                                           428,227

     Distributor Notes Receivable (includes $8,997 current portion)              81,167

     Other Assets                                                                18,733

     Cost in Excess of Net Tangible Assets, net                                  72,684
                                                                          -------------

     Total Assets                                                         $     841,562
                                                                          =============

LIABILITIES AND STOCKHOLDERS' EQUITY
-------------------------------------------------------------------
     Current Liabilities                                                  $     147,774

     Bank Debt                                                                   55,000

     Other Debt and Capital Leases (includes $3,893 current portion)             26,542

     Other Liabilities                                                          101,359

     Minority Interest in Variable Interest Entity                                3,119

     Common Stockholders' Equity                                                507,768
                                                                          -------------

     Total Liabilities and Stockholders' Equity                           $     841,562
                                                                          =============

                                  FLOWERS FOODS
--------------------------------------------------------------------------------
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (000's omitted)

                                                         FOR THE 12 -         FOR THE 28 -
                                                         WEEK PERIOD          WEEK PERIOD
                                                            ENDED                ENDED
                                                        --------------       --------------
                                                        JULY 16, 2005        JULY 16, 2005
                                                        --------------       --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                              $       17,657       $       37,654
Adjustments to reconcile net income to net cash
  from operating activities:
     Depreciation and amortization                              13,427               31,167
     Minority interest in variable interest entity                 825                1,200
     Pension contribution                                            0              (25,000)
Changes in assets and liabilities                               (9,041)             (15,224)
                                                        --------------       --------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                       22,868               29,797
                                                        --------------       --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of property, plant and equipment                  (8,861)             (17,029)
     Other                                                       1,489                1,576
                                                        --------------       --------------
NET CASH DISBURSED FOR INVESTING ACTIVITIES                     (7,372)             (15,453)
                                                        --------------       --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Dividends paid                                             (6,172)             (11,519)
     Stock options exercised                                     3,545                5,519
     Stock repurchases                                         (28,328)            (107,300)
     Increase in book overdraft                                  4,901               13,045
     Proceeds from debt borrowings                              20,000               79,000
     Debt and capital lease obligation payments                (24,460)             (25,122)
                                                        --------------       --------------
NET CASH DISBURSED FOR FINANCING ACTIVITIES                    (30,514)             (46,377)
                                                        --------------       --------------
Net decrease in cash and cash equivalents                      (15,018)             (32,033)
Cash and cash equivalents at beginning of period                30,443               47,458
                                                        --------------       --------------
Cash and cash equivalents at end of period              $       15,425       $       15,425
                                                        ==============       ==============